Exhibit 99.1

News Release
Sunoco LP Announces Fourth Quarter and Full Year Financial and
Operating Results

•	Closed on strategic divestiture of convenience stores to 7-Eleven, Inc. and completed refinancing and equity repurchase initiatives

◦	Reduced debt by over $2 billion

◦	Refinanced $2.2 billion of senior notes

◦	Repurchased over 17 million common limited partner units

◦	Redeemed $300 million of Series A Preferred units

•	Maintained quarterly distribution of 82.55 cents and reported current quarter cash coverage of 1.03 times

◦	Cash coverage of 1.15 times for the trailing twelve months

•	Generated fourth quarter Net Income of $232 million, Adjusted EBITDA(1) of $158 million and Distributable Cash Flow(1), as adjusted, of $106 million

◦	Net income and Adjusted EBITDA results include approximately $25 million of transaction costs related to the retail divestiture
Conference Call Scheduled for 9:30 a.m. CT (10:30 a.m. ET) on Thursday, February 22
DALLAS, February 21, 2018 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three- and twelve-month period ended December 31, 2017.

Revenue totaled $3.0 billion, an increase of 4.8 percent, compared to $2.8 billion in the fourth quarter of 2016. The increase was the result of the average selling price of fuel being 25 cents per gallon higher than last year.

Total gross profit decreased to $277 million, compared to $296 million in the fourth quarter of 2016, as a result of lower motor fuel gross profits.

Income from continuing operations was $221 million, including $17 million of intangible impairment charges, versus a loss of $122 million in the fourth quarter of 2016, which included $227 million of goodwill impairment charges.

Income from discontinued operations, net of income taxes, was $11 million, including $23 million of goodwill impairment charges, versus a loss from discontinued operations, net of income taxes, of $463 million in the fourth quarter of 2016, which included $446 million of goodwill and intangibles impairment charges.

Net income was $232 million, or $2.01 per diluted unit, versus a net loss of $585 million, or ($6.32) per diluted unit, in the fourth quarter of 2016.

Adjusted EBITDA for the quarter totaled $158 million, compared with $154 million in the fourth quarter of 2016.

Distributable Cash Flow, as adjusted, was $106 million, compared to $63 million a year ago. This year-over-year increase reflects higher Adjusted EBITDA, decreased maintenance capital spend and a cash tax benefit compared to a cash tax expense a year ago.

On a weighted-average basis, fuel margin for all gallons sold was 15.3 cents per gallon, compared to 14.3 cents per gallon in the fourth quarter of 2016. The 1.0 cent per gallon increase was attributable to higher margins in the wholesale segment.

Net income for the wholesale segment was $47 million compared to $63 million a year ago. Adjusted EBITDA was $90 million, versus $78 million in the fourth quarter of last year. Total wholesale gallons sold were 1,346 million, compared to 1,359 million in the fourth quarter of 2016, a decrease of 1.0 percent. The Partnership earned 11.1 cents per gallon on these volumes, compared to 9.0 cents per gallon a year earlier.

Net income for the retail segment was $185 million compared to a net loss of $648 million a year ago. Adjusted EBITDA was $68 million, versus $76 million in the fourth quarter of last year. Total retail gallons sold were flat with a year ago at 626 million gallons. The Partnership earned 24.2 cents per gallon on these volumes, compared to 25.7 cents per gallon a year earlier.

Total merchandise sales increased by 0.5 percent from a year ago to $568 million(2), reflecting an increase in merchandise and restaurant sales across the Texas oil producing regions. Merchandise sales contributed $173 million of gross profit(3) with a retail merchandise margin of 30.6 percent, an increase of 0.7 percentage points from the fourth quarter of 2016.

Same-store merchandise sales decreased by 0.8 percent and same store gallons decreased by 1.4 percent during the fourth quarter, reflecting weakness across the East Coast. In the Texas oil producing regions, same-store merchandise sales increased by 11.2 percent, and same-store gallons increased 4.8 percent.

SUN’s recent accomplishments include the following:

•	Closed the strategic divestiture of convenience stores in the continental United States to 7-Eleven, Inc. on January 23, 2018 for gross proceeds of approximately $3.2 billion

•	Completed the following refinancing and equity repurchase initiatives:

•
Closed the private offering of $2.2 billion of new senior notes on January 23, 2018, comprised of $1.0 billion in aggregate principal amount of 4.875% senior notes due 2023, $800 million in aggregate principal amount of 5.500% senior notes due 2026 and $400 million in aggregate principal amount of 5.875% senior notes due 2028. Proceeds from this offering were used to redeem in full amounts owed under existing senior notes

•	Repaid in full and terminated the term loan agreement and paid down all outstanding amounts owed under the revolving credit facility

•	Redeemed $300 million of Series A Preferred Units held by Energy Transfer Equity for an aggregate redemption amount of approximately $313 million

•
Repurchased 17,286,859 Sunoco common units owned by Energy Transfer Partners for aggregate cash consideration of approximately $540 million at a 10-day volume weighted average price of $31.2376 per unit

•	Entered into a commission agent arrangement for the 207 West Texas sites on December 5, 2017 with conversion expected to occur in the first quarter of 2018

SUN’s segment results and other supplementary data are provided after the financial tables below.
FY 2017 Compared to FY 2016
Revenue for the full year 2017 totaled $11.7 billion, a 17.4 percent increase compared to full year 2016. Gross profit for this period decreased 4.2 percent year-over-year to $1.1 billion.
Income from continuing operations was $326 million for the full year 2017 compared to $56 million in 2016. General and administrative expenses decreased $15 million from 2016 to $140 million. Other operating expenses increased $1 million from 2016 to $375 million and rent expenses were flat at $81 million.

Loss from discontinued operations, net of income taxes, was $177 million compared to a loss from discontinued operations, net of income taxes, of $462 million in the full year 2016.
Net income attributable to partners for the full year 2017 totaled $149 million compared to a net loss attributable to partners of $406 million a year ago. Adjusted EBITDA attributable to partners was $732 million, compared to $665 million for the 2016 period, and distributable cash flow, as adjusted was $473 million, versus $390 million for 2016.
Wholesale gallons sold to third parties increased by 2.5 percent to 5.4 billion gallons. Retail gallons sold increased by 0.4 percent to 2.5 billion gallons. On a weighted-average basis, fuel margin for all gallons sold increased to 15.2 cents per gallon for the full year 2017, versus 14.4 cents per gallon in the full year 2016.
Total merchandise sales increased by 2.7 percent from full year 2016 to $2.3 billion(4). Merchandise sales contributed $737 million of gross profit(5) with a retail merchandise margin of 31.6 percent, 0.1 percent increase from full year 2016.
Distribution

On January 24, 2018, the Board of Directors of SUN’s general partner declared a distribution for the fourth quarter of 2017 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis. The distribution was paid on February 14 to unitholders of record on February 6.

SUN’s distribution coverage ratio for the fourth quarter was 1.03 times. The distribution coverage ratio on a trailing 12-month basis was 1.15 times.
Liquidity
At December 31, SUN had borrowings against its revolving line of credit of $765 million and other long-term debt of $3.6 billion. Availability on the revolving credit facility after borrowings and letters of credit commitments was $726 million. In the fourth quarter of 2017, SUN did not issue any common units through its at-the-market equity program. The leverage ratio of debt to Adjusted EBITDA, calculated in accordance with SUN’s credit facility, was 5.58 times at the end of the fourth quarter.

(1)
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.

(2)	Includes $426 million in merchandise sales from discontinued operations.

(3)	Includes $128 million in merchandise gross profit from discontinued operations.

(4)	Includes $1.8 billion in merchandise sales from discontinued operations.

(5)	Includes $552 million in merchandise gross profit from discontinued operations.
Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, February 22, at 9:30 a.m. CT (10:30 a.m. ET) to discuss fourth quarter results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 9,200 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.SunocoLP.com
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA, Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com

Media:
Alyson Gomez, Director - Communications
(214) 840-5641, alyson.gomez@sunoco.com

Jeamy Molina, Senior Manager - PR & Communications
(214) 840-5594, jeamy.molina@sunoco.com

- Financial Schedules Follow -

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31, 2017	December 31, 2016
	(in millions, except units)
Assets
Current assets:
Cash and cash equivalents	$28	$103
Accounts receivable, net	541	539
Receivables from affiliates	155	3
Inventories, net	426	423
Other current assets	81	73
Assets held for sale	3,313	177
Total current assets	4,544	1,318
Property and equipment, net	1,557	1,584
Other assets:
Goodwill	1,430	1,550
Intangible assets, net	768	775
Other noncurrent assets	45	63
Assets held for sale	—	3,411
Total assets	$8,344	$8,701
Liabilities and equity
Current liabilities:
Accounts payable	$559	$616
Accounts payable to affiliates	206	109
Accrued expenses and other current liabilities	368	372
Current maturities of long-term debt	6	5
Liabilities associated with assets held for sale	75	—
Total current liabilities	1,214	1,102
Revolving line of credit	765	1,000
Long-term debt, net	3,519	3,509
Advances from affiliates	85	87
Deferred tax liability	389	643
Other noncurrent liabilities	125	116
Liabilities associated with assets held for sale	—	48
Total liabilities	6,097	6,505
Commitments and contingencies (Note 13)
Equity:
Limited partners:
Series A Preferred unitholders - affiliated (12,000,000 units issued and outstanding as of December 31, 2017 and no units issued and outstanding as of December 31, 2016)	300	—
Common unitholders (99,667,999 units issued and outstanding as of December 31, 2017 and 98,181,046 units issued and outstanding as of December 31, 2016)	1,947	2,196
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of December 31, 2017 and December 31, 2016)	—	—
Total equity	2,247	2,196
Total liabilities and equity	$8,344	$8,701

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Year Ended December 31,
	2017	2016	2015
	(dollars in millions, except unit and per unit amounts)
Revenues:
Retail motor fuel	$1,577	$1,338	$1,540
Wholesale motor fuel sales to third parties	9,278	7,812	10,104
Wholesale motor fuel sales to affiliates	55	62	20
Merchandise	571	541	544
Rental income	89	88	81
Other	153	145	141
Total revenues	11,723	9,986	12,430
Cost of sales:
Retail motor fuel cost of sales	1,420	1,175	1,340
Wholesale motor fuel cost of sales	8,798	7,278	9,740
Merchandise cost of sales	386	363	365
Other	11	14	5
Total cost of sales	10,615	8,830	11,450
Gross profit	1,108	1,156	980
Operating expenses:
General and administrative	140	155	126
Other operating	375	374	372
Rent	81	81	79
Loss on disposal of assets and impairment charge	114	225	1
Depreciation, amortization and accretion	169	176	150
Total operating expenses	879	1,011	728
Operating income	229	145	252
Interest expense, net	209	161	67
Income (loss) from continuing operations before income taxes	20	(16)	185
Income tax expense (benefit)	(306)	(72)	29
Income from continuing operations	326	56	156
Income (loss) from discontinued operations, net of income taxes	(177)	(462)	38
Net income (loss) and comprehensive income (loss)	149	(406)	194
Less: Net income and comprehensive income attributable to noncontrolling interest	—	—	4
Less: Preacquisition income allocated to general partner	—	—	103
Net income (loss) and comprehensive income (loss) attributable to partners	$149	$(406)	$87

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
	(dollars in millions, except unit and per unit amounts)
Net income (loss) per limited partner unit - basic:
Continuing operations - common units	$2.13	$(0.32)	$0.91
Discontinued operations - common units	(1.78)	(4.94)	0.20
Net income (loss) - common units	$0.35	$(5.26)	$1.11

Continuing operations - subordinated units	$—	$—	$1.17
Discontinued operations - subordinated units	—	—	0.23
Net income - subordinated units	$—	$—	$1.40

Net income (loss) per limited partner unit - diluted:
Continuing operations - common units	$2.12	$(0.32)	$0.91
Discontinued operations - common units	(1.78)	(4.94)	0.20
Net income (loss) - common units	$0.34	$(5.26)	$1.11

Continuing operations - subordinated units	$—	$—	$1.17
Discontinued operations - subordinated units	—	—	0.23
Net income - subordinated units	$—	$—	$1.40

Weighted average limited partner units outstanding:
Common units - basic	99,270,120	93,575,530	40,253,913
Common units - diluted	99,728,354	93,603,835	40,275,651
Subordinated units - affiliated (basic and diluted)	—	—	10,010,333

Cash distribution per unit	$3.30	$3.29	$2.89

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance. We operate our business in two primary operating divisions, wholesale and retail, both of which are included as reportable segments.
Key operating metrics set forth below are presented as of and for the years and three months ended December 31, 2017 and 2016 and have been derived from our historical consolidated financial statements.
The accompanying footnotes to the following four key operating metrics tables can be found immediately preceding our capital spending discussion.

	Year Ended December 31,
	2017			2016
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(dollars and gallons in millions, except gross profit per gallon)
Revenues:
Retail motor fuel	$—	$1,577	$1,577	$—	$1,338	$1,338
Wholesale motor fuel sales to third parties	9,278	—	9,278	7,812	—	7,812
Wholesale motor fuel sale to affiliates	55	—	55	62	—	62
Merchandise	—	571	571	—	541	541
Rental income	77	12	89	76	12	88
Other	50	103	153	45	100	145
Total revenues	$9,460	$2,263	$11,723	$7,995	$1,991	$9,986
Gross profit:
Retail motor fuel	$—	$157	$157	$—	$163	$163
Wholesale motor fuel	535	—	535	596	—	596
Merchandise	—	185	185	—	178	178
Rental and other	116	115	231	110	109	219
Total gross profit	$651	$457	$1,108	$706	$450	$1,156
Net income (loss) and comprehensive income (loss) from continuing operations	167	159	326	252	(196)	56
Net loss and comprehensive loss from discontinued operations	—	(177)	(177)	—	(462)	(462)
Net income (loss) and comprehensive income (loss)	$167	$(18)	$149	$252	$(658)	$(406)
Net income (loss) and comprehensive income (loss) attributable to limited partners	$167	$(18)	$149	$252	$(658)	$(406)
Adjusted EBITDA attributable to partners (2)	$346	$386	$732	$320	$345	$665
Distributable cash flow attributable to partners, as adjusted (2)			$473			$390
Operating Data:
Total motor fuel gallons sold:
Retail (3)		2,526	2,526		2,517	2,517
Wholesale	5,421		5,421	5,288		5,288
Motor fuel gross profit cents per gallon (1):
Retail (3)		25.5¢	25.5¢		24.0¢	24.0¢
Wholesale	10.5¢		10.5¢	9.8¢		9.8¢
Volume-weighted average for all gallons (3)			15.2¢			14.4¢
Retail merchandise margin (3)		31.6%			31.5%

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Year Ended December 31,
	2017			2016
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(in millions)
Net income (loss) and comprehensive income (loss)	$167	$(18)	$149	$252	$(658)	$(406)
Depreciation, amortization and accretion (3)	118	85	203	94	225	319
Interest expense, net (3)	88	157	245	59	130	189
Income tax expense (benefit) (3)	(10)	(248)	(258)	5	(36)	(31)
EBITDA	$363	$(24)	$339	$410	$(339)	$71
Non-cash compensation expense (3)	2	22	24	6	7	13
Loss (gain) on disposal of assets & impairment charge (3)	8	392	400	(3)	683	680
Unrealized (gains) losses on commodity derivatives (3)	(3)	—	(3)	5	—	5
Inventory adjustments (3)	(24)	(4)	(28)	(98)	(6)	(104)
Adjusted EBITDA attributable to partners	$346	$386	$732	$320	$345	$665
Cash interest expense (3)			231			178
Current income tax expense (3)			4			—
Maintenance capital expenditures (3)			48			106
Distributable cash flow attributable to partners			$449			$381
Transaction-related expenses (3)			47			9
Series A Preferred distribution			(23)			—
Distributable cash flow attributable to partners, as adjusted			$473			$390

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended December 31,
	2017					2016
	Wholesale		Retail	Total		Wholesale		Retail	Total
	(dollars and gallons in millions, except motor fuel pricing and gross profit per gallon)
Revenues:
Retail motor fuel	$—		$414	$414		$—		$350	$350
Wholesale motor fuel sales to third parties	2,334		—	2,334		2,267		—	2,267
Wholesale motor fuel sale to affiliates	10		—	10		17		—	17
Merchandise	—		142	142		—		133	133
Rental income	19		3	22		19		3	22
Other	12		25	37		15		20	35
Total revenues	$2,375		$584	$2,959		$2,318		$506	$2,824
Gross profit:
Retail motor fuel	$—		$25	$25		$—		$37	$37
Wholesale motor fuel	151		—	151		160		—	160
Merchandise	—		45	45		—		44	44
Rental and other	29		27	56		31		24	55
Total gross profit	$180		$97	$277		$191		$105	$296
Net income (loss) and comprehensive income (loss) from continuing operations	47		174	221		63		(185)	(122)
Net income (loss) and comprehensive income (loss) from discontinued operations	—		11	11		—		(463)	(463)
Net income (loss) and comprehensive income (loss)	$47		$185	$232		$63		$(648)	$(585)
Net income (loss) and comprehensive income (loss) attributable to limited partners	$47		$185	$232		$63		$(648)	$(585)
Adjusted EBITDA attributable to partners (2)	$90		$68	$158		$78		$76	$154
Distributable cash flow attributable to partners, as adjusted (2)				$106					$63
Operating Data:
Total motor fuel gallons sold:
Retail (3)			626	626				626	626
Wholesale	1,346			1,346		1,359			1,359
Motor fuel gross profit cents per gallon (1):
Retail (3)			24.2 ¢	24.2	¢			25.7 ¢	25.7	¢
Wholesale	11.1	¢		11.1	¢	9.0	¢		9.0	¢
Volume-weighted average for all gallons (3)				15.3	¢				14.3	¢
Retail merchandise margin (3)			30.6%					29.9%

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Three Months Ended December 31,
	2017			2016
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(in millions)
Net income (loss) and comprehensive income (loss)	$47	$185	$232	$63	$(648)	$(585)
Depreciation, amortization and accretion (3)	37	11	48	34	51	85
Interest expense, net (3)	20	41	61	18	38	56
Income tax expense (benefit) (3)	(9)	(195)	(204)	4	(43)	(39)
EBITDA	$95	$42	$137	$119	$(602)	$(483)
Non-cash compensation expense (3)	1	5	6	2	2	4
Loss (gain) on disposal of assets & impairment charge (3)	8	25	33	(2)	679	677
Unrealized (gains) losses on commodity derivatives (3)	2	—	2	(4)	—	(4)
Inventory adjustments (3)	(16)	(4)	(20)	(37)	(3)	(40)
Adjusted EBITDA attributable to partners	$90	$68	$158	$78	$76	$154
Cash interest expense (3)			59			53
Current income tax expense (benefit) (3)			(3)			12
Maintenance capital expenditures (3)			13			33
Distributable cash flow attributable to partners			$89			$56
Transaction-related expenses (3)			25			7
Series A Preferred distribution			(8)			—
Distributable cash flow attributable to partners, as adjusted			$106			$63
_______________________________
(1)Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.
(2)EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt that is paid on a semi-annual basis, Series A Preferred distribution, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.
We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
(3)    Includes amounts from discontinued operations.

Capital Spending

SUN's gross capital expenditures for the fourth quarter were $38 million, which included $25 million for growth capital and $13 million for maintenance capital.
Gross capital expenditures for the full year 2017 were $177 million, which included $129 million for growth capital and $48 million for maintenance capital.
Excluding acquisitions, SUN expects to spend approximately $90 million on growth capital and approximately $40 million on maintenance capital for the full year 2018.